Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-145581, Form S-8 No. 33-41007, and Form S-8 No. 2-92404) pertaining to the GATX Corporation Salaried Employees Retirement Savings Plan of our report dated June 26, 2017, with respect to the financial statements and supplemental schedule of the GATX Corporation Salaried Employees Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2016.

/s/ Ernst & Young, LLP

Chicago, Illinois

June 26, 2017